Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Brigitte Engel
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9270
kpatterson@websense.com	bengel@websense.com

News Release

Websense Reports Record Third Quarter Results

37 Percent Operating Income Drives Strong Bottom Line Performance

SAN DIEGO, October 26, 2004—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee Internet management (EIM) software, today announced its financial results for the third quarter ended September 30, 2004.

Revenue in the third quarter was a record $28.9 million, an increase of 38 percent from the third quarter of 2003. Third quarter net income increased 68 percent from third quarter of 2003, to $7.1 million, or 29 cents per diluted share.

Billings for the third quarter were $36.1 million, an increase of 28 percent from the third quarter of 2003. Billings represent the full amount of subscription contracts billed to customers during the quarter. The difference between billings booked and revenue recognized in the third quarter resulted in an increase in deferred revenue of $7.2 million from the end of June, bringing total deferred revenue to a record $112.2 million at the end of September.

“Our outstanding third quarter results reflect continued growth in the demand for Websense products, as well as the strength of our subscription-based business model,” said John Carrington, chairman and CEO of Websense, Inc. “Revenue, operating margin, net income and operating cash flow were all at record levels as we increased the installed base of customers through a focus on renewals and new business.  As the market leader, we remain confident in the growth of our market and the increasing value of our Employee Internet Management solutions, and we look forward to a strong fourth quarter finish to an exceptional year.”

For the nine months ended September 30, revenue was $80.2 million, an increase of 36 percent from the first nine months of 2003. Net income for the first nine months of 2004 was $18 million, or 75 cents per diluted share, an increase of 48 percent compared with the first nine months of 2003. Billings for the first nine months of 2004 were $98.4 million, an increase of 35 percent from the same nine-month period in 2003.

Strong Operating Performance Drives Record Margins and Operating Cash Flow

For the third quarter of 2004, operating income was a record $10.7 million, or approximately 37 percent of revenue, an increase of 68 percent from the third quarter of 2003. Gross margin was 93 percent of revenue, consistent with gross margin levels for the last year. During the quarter, the company continued to invest in research and development, spending $3.6 million, or 12 percent of revenue, to enhance the Websense Enterprise® and Websense Client Policy Manager™ platforms, to develop other new and complementary product offerings, and to increase the number of security platforms integrated with the Websense solution. Selling and marketing expense was $10.6 million for the quarter, or 37 percent of revenue, and reflected investments made in advertising, trade show participation and other marketing programs, as well as commissions paid on billings. General and administrative expense was $2 million, or seven percent of revenue.

The company ended the third quarter of 2004 with $225.9 million in cash and investments, an increase of $13.1 million from the second quarter, and zero debt. During the quarter, the company generated more than $20 million in net operating cash flow. The company also spent approximately $11.5 million to repurchase 297,500 shares of the company’s common stock at an average price of $38.76. To date, Websense has repurchased 898,500 shares out of the two million shares authorized for repurchase by the board of directors.

Recent Business Highlights

In addition to record revenue and operating performance, business highlights since the last quarterly earnings release include:

•                  Release of Websense Enterprise v5.5 with automated security threat updates and real-time alerts, enhanced security features for mobile users and image search filtering.

•                  Launch of Websense Security Labs™ to discover, investigate and report advanced internet threats.

•                  An expanded technology and marketing partnership with Network Appliance to integrate Websense’s best-of-breed security and web filtering solutions with their NetCache 6.0 software release.

•                  Confirmation of Websense’s market leadership position in the web filtering segment of the secure content management market by IDC in their annual study and forecast.

•                  Significant growth in the installed base of customers and seats from the second quarter of 2004, with seats under subscription increasing by approximately 600,000 to 18.5 million, and the number of customers worldwide growing by approximately 800 organizations, to 23,600 worldwide.

•                  Strong customer renewals, consistent with the recent historical range of 75 to 80 percent. Revenue from existing customers was approximately 65 percent of the total, compared with approximately 60 percent in the third quarter of 2003.

•                  Continued growth outside the U.S., with international revenue accounting for 32 percent of total revenue in the quarter, compared with approximately 31 percent in the third quarter of 2003.

•                  An increase in the average annualized contract value to approximately $7,100, compared to $6,700 in the third quarter of 2003, and $6,900 in the second quarter of 2004.

•                  A billings mix of approximately 58 percent one-year subscriptions, compared to 56 percent in the third quarter of 2003, and approximately 55 percent in the second quarter of 2004.

•                  Growth in the Websense database to more than 7.3 million Web sites, classified into more than 90 categories in more than 50 languages. Additionally, the company has identified and categorized more than 500,000 software application and executable files in its Client Policy Manager database, and built a comprehensive database of common network protocols to manage network policies as well as enable filtering of spyware, instant messaging, peer-to-peer file sharing, streaming media and other non-http traffic.

Fourth Quarter 2004 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change. For the fourth quarter of 2004:

•                  Billings for the fourth quarter of 2004 are expected to be in the range of $46 to $48 million.

•                  Subscription revenue is expected to be in the range of $30 to $31 million.

•                  Gross margin is expected to remain consistent with prior quarters at approximately 93 percent of revenue.

•                  Operating margin is expected to be approximately 35 percent of revenue.

•                  The effective tax rate is expected to be approximately 37 percent.

•                  Based on the above revenue and expense structure, earnings are expected to be 31 cents per diluted share.

Conference Call

Websense is hosting a conference call and simultaneous Webcast today at 5:00 p.m. EDT (2:00 pm PDT), to discuss these results. To participate in the call, investors should dial (800) 406-5356 (domestic) or (913) 981-5572 (international) ten minutes prior to the scheduled start of the call. The Webcast may be accessed via the Internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company’s Web site through December 31, 2004, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 836734.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the third quarter of 2004 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee Internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to Internet use including instant messaging, peer-to-peer, and spyware.  By providing usage policy enforcement at the Internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimizes the use of IT resources and mitigates legal liability for our customers. Websense serves more than 23,600 customers worldwide, representing 18.5 million seats. For more information, visit www.websense.com.

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This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Revenue	$28,917	$21,006	$80,171	$59,034

Cost of revenue	2,003	1,412	5,468	4,007

Gross margin	26,914	19,594	74,703	55,027

Operating expenses:
Selling and marketing	10,615	8,236	30,480	22,417
Research and development	3,576	3,224	10,677	9,548
General and administrative	2,045	1,770	6,397	4,986
Amortization of stock-based compensation	—	11	—	76
Total operating expenses	16,236	13,241	47,554	37,027
Income from operations	10,678	6,353	27,149	18,000
Other income, net	598	418	1,467	1,873
Income before income taxes	11,276	6,771	28,616	19,873
Provision for income taxes	4,170	2,539	10,576	7,693
Net income	$7,106	$4,232	$18,040	$12,180

Basic net income per share	$0.31	$0.19	$0.79	$0.56
Diluted net income per share	$0.29	$0.18	$0.75	$0.53

Basic common shares	23,250	22,072	22,967	21,917
Diluted common shares	24,228	23,035	23,960	22,805

Financial Data:
Total deferred revenue	$112,186	$78,268	$112,186	$78,268

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$33,143	$35,324
Investments in marketable securities	192,791	147,535
Accounts receivable, net	27,647	27,999
Deferred income taxes	8,733	8,733
Other current assets	1,759	1,271
Total current assets	264,073	220,862

Property and equipment, net	3,655	2,997
Deferred income taxes, less current portion	8,672	8,672
Deposits and other assets	457	418

Total assets	$276,857	$232,949

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$963	$743
Accrued payroll and related benefits	5,473	5,241
Other accrued expenses	5,259	3,835
Income taxes payable	7,272	241
Deferred revenue, current portion	78,572	65,480
Total current liabilities	97,539	75,540

Deferred revenue, less current portion	33,614	28,480

Stockholders’ equity:
Common stock	241	228
Additional paid-in capital	137,236	120,639
Treasury stock	(25,242)	(7,684)
Retained earnings	33,771	15,731
Accumulated other comprehensive income (loss)	(302)	15
Total stockholders’ equity	145,704	128,929

Total liabilities and stockholders’ equity	$276,857	$232,949

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance June 30, 2004	$105,012
Billings third quarter 2004	36,091
Revenue recognized third quarter 2004	(28,917)
Deferred revenue balance September 30, 2004	$112,186